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                                                                  Exhibit (l)(4)

                               PURCHASE AGREEMENT

                              CORE VALUE PORTFOLIO

                  The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania trust Company ("Glenmede Trust"), hereby agree with each other as follows:

                  1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Core Value Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

                  2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 25th day of February, 2000.


                                    THE GLENMEDE FUND, INC.
ATTEST:



/s/  Kimberly C. Osborne            /s/  Mary Ann B. Wirts
-----------------------------       ----------------------
By: Kimberly C. Osborne             By: Mary Ann B. Wirts
Title: Executive Vice President     Title: President
         and Treasurer


                                    THE GLENMEDE TRUST COMPANY
ATTEST:



/s/  Kimberly C. Osborne            /s/ Bruce Simon
-----------------------------       -----------------------
By:  Kimberly C. Osborne            By: Bruce Simon
Title:  Vice President              Title: Chief Investment Officer